UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2013

THE TIMKEN COMPANY

(Exact name of registrant as specified in its charter)

Ohio	1-1169	34-0577130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1835 Dueber Avenue, S.W., Canton, Ohio	44706-2798
(Address of principal executive offices)	(Zip Code)

(330) 438-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 8.01	Other Events.

At the 2013 annual meeting of shareholders of The Timken Company (the “Company”), the Company intends to submit to its shareholders binding proposals to amend the Amended Articles of Incorporation (the “Articles”) and the Amended Regulations (the “Regulations”) of the Company with respect to the supermajority voting requirements contained therein. The Company’s proposal to amend the Regulations (the “Regulations Proposal”), if approved, would amend the voting requirements with respect to: (i) substituting for unavailable director nominees; (ii) changing the number of directors; and (iii) removing directors. Pursuant to the Regulations Proposal, the approval of a majority of votes cast would be required to substitute a director nominee or change the number of directors, and removing a director by shareholder vote would require the approval of a majority of the shares entitled to vote thereon. Additionally, pursuant to the Regulations Proposal and the proposal to amend the Articles (the “Articles Amendment”), if approved, both the Regulations and Articles would be amended with respect to the voting requirements for any amendment thereto such that any amendment to the Regulations or Articles would require the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such amendment along with the recommendation of the directors of the Company then in office. As a result, the Articles and Regulations will contain no shareholder voting threshold other than a majority of votes cast or a majority of the shares entitled to vote, subject to the default voting standards under the Ohio Revised Code as described below.

If the Articles Proposal and the Regulations Proposal are approved, a number of actions subject to the approval of the shareholders of the Company would require greater than a majority of votes cast or the majority of the shares entitled to vote thereon under the default voting standards contained in the Ohio Revised Code. For example, under the Ohio Revised Code, the default voting standard for the approval of a merger or consolidation of the Company or a sale of all or substantially all of the assets of the Company would require the approval of two-thirds of the shares entitled to vote thereon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

By:	/s/ William R. Burkhart

William R. Burkhart Senior Vice President and General Counsel

Date: January 14, 2013